                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-53819
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 5, 1998)
                              U.S. $1,514,926,000

                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES C
           WITH MATURITIES OF NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

     National Rural Utilities Cooperative Finance Corporation ("CFC" or the "Company") may offer from time to time its Medium-Term Notes, Series C (the "Notes") for proceeds up to U.S. $1,514,926,000 (or the equivalent thereof if any of the Notes are denominated in foreign currencies or currency units). See "Description of the Medium-Term Notes--General" and "Plan of Distribution". Each Note will mature on a date nine months or more from the date of issue, as set forth on the face of such Note. Unless set forth in an accompanying Pricing Supplement (a "Supplement") to this Prospectus Supplement, the Notes will not be redeemable at the option of the Company or repayable at the option of the holder prior to their stated maturity. The Notes denominated in U.S. dollars will be issued in denominations of $1,000 and any integral multiple thereof. If the Notes are to be denominated in a foreign currency or currency unit (a "Specified Currency"), then the provisions with respect thereto will be set forth in the applicable Supplement. See "Description of the Medium-Term Notes".

     The Notes will be issued only in fully registered form and will be represented by either a global security registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Supplement. Beneficial interests in Book-Entry Notes will be shown on and transfer thereof will be effected only through the records maintained by the Depositary's participants. See "Description of the Medium-Term Notes--Book-Entry Notes". Except as described in "Description of the Medium-Term Notes--Book-Entry Notes", owners of beneficial interests in Book-Entry Notes will not be entitled to receive Certificated Notes and will not be considered the holders of such Book-Entry Notes.

     The interest rate or interest rate formula, issue price and stated maturity for each Note and whether such Note is a Book-Entry Note or a Certificated Note will be established by the Company at the date of issuance of such Note and will be indicated in the applicable Supplement. Interest rates and interest rate formulas are subject to change by the Company, but no such change will affect the interest rate on, or interest rate formula for, any Note theretofore issued or which the Company has agreed to sell. Unless otherwise indicated in the applicable Supplement, the Notes will bear interest at a fixed rate (a "Fixed Rate Note") or at a rate or rates determined by reference to LIBOR, the Treasury Rate, the Commercial Paper Rate, the Prime Rate, the Fed Funds Rate, the CD Rate or such other interest rate formula as may be designated in the applicable Supplement (a "Base Rate"), as adjusted by a Spread and/or Spread Multiplier, if any, applicable to such Notes (a "Floating Rate Note"). See "Description of the Medium-Term Notes".

     Unless otherwise indicated in the applicable Supplement, the Interest Payment Dates for Fixed Rate Notes will be January 15 and July 15 of each year and for Floating Rate Notes will be as specified under "Description of the Medium-Term Notes--Floating Rate Notes".

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE
   ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

==========================================================================================
                                       PRICE TO               AGENTS' DISCOUNTS AND
                                      PUBLIC(1)                   COMMISSIONS(2)
------------------------------------------------------------------------------------------
Per Note.....................            100%                      .125%-.750%
------------------------------------------------------------------------------------------
Total........................    $1,514,926,000(4)(5)      $1,893,700-$11,362,900(4)(5)
==========================================================================================

==========================================================================================
                                              PROCEEDS TO
                                           THE COMPANY(2)(3)
------------------------------------------------------------------------------------------
Per Note.....................               99.875%-99.250%
------------------------------------------------------------------------------------------
Total........................     $1,513,032,300-$1,503,563,100(4)(5)
==========================================================================================

(1) Unless otherwise specified in a Supplement, Notes will be issued at 100% of principal amount.
(2) The Company will pay to each Agent referred to below a commission, in the form of a discount, ranging from .125% to .750% of the principal amount of any Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. Either Agent, acting as principal, may also purchase Notes at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale as determined by the applicable Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. No commission will be payable on any Note sold directly by the Company. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Assuming Notes are issued at 100% of principal amount and before deducting expenses payable by the Company estimated at U.S. $648,000.
(4) In U.S. dollars or the equivalent thereof in foreign currencies or currency units.
(5) To be reduced as a result of any sales of the Notes to members of the Company. See "Plan of Distribution".
                            ------------------------

     The Notes are being offered on a continuing basis by the Company through Lehman Brothers, Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agents"), which have agreed to use their best efforts to solicit offers to purchase the Notes. The Notes may be sold at or above par or at a discount to an Agent as principal for resale to investors at varying prices related to prevailing market prices at the time of resale as determined by such Agent or, if so agreed, at a fixed public offering price. The Company has reserved the right to sell Notes directly on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer or solicitation of offers made hereby without notice. The Company, or the soliciting Agent, may reject any offer in whole or in part. See "Plan of Distribution".

                            ------------------------
LEHMAN BROTHERS                                              MERRILL LYNCH & CO.
June 16, 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF NOTES TO COVER SOME OR ALL OF A SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                             ---------------------

                      DESCRIPTION OF THE MEDIUM-TERM NOTES

     The following description of the particular terms of the Notes offered hereby supplements and to the extent inconsistent therewith replaces the description of the general terms of the Securities set forth under the heading "Description of Securities" in the accompanying Prospectus, to which description reference is made. The Notes are referred to in the Prospectus as the "Offered Securities". Unless otherwise specified in an applicable Supplement, the following description of the Notes will apply.

GENERAL

     The Notes will be issued under the Indenture referred to in the accompanying Prospectus, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 (the "Indenture"), with Harris Trust and Savings Bank, as successor trustee (the "Trustee"). The Company has initially designated Bank of Montreal Trust Company as its Paying Agent and Security Registrar for the Notes.

     The Notes offered hereby constitute a single series for purposes of the Indenture, unlimited in aggregate principal amount. See "Plan of Distribution". Unless otherwise indicated in the applicable Supplement, currency amounts in this Prospectus Supplement, the accompanying Prospectus and any Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $").

     Each Note will mature nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company and as specified in the applicable Supplement, and may be subject to redemption at the option of the Company or repurchase at the option of the Holder prior to Stated Maturity as set forth below under "Redemption and Repayment".

     The Notes will be issuable only in fully registered form, and if denominated in U.S. dollars, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of Notes not denominated in U.S. dollars will be set forth in the applicable Supplement.

     The Supplement relating to a Note will describe the following terms: (1) the Specified Currency of such Note; (2) whether such Note is a Fixed Rate Note or a Floating Rate Note; (3) if other than 100%, the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (4) the date on which such Note will be issued; (5) the date on which such Note will mature (the "Maturity Date"); (6) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (7) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Payment Dates, the Reset Period, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined herein), and any other terms relating to the particular method of calculating the interest rate or rates for such Note; (8) whether such Note may be redeemed or repaid prior to maturity, and if so, the provisions relating to such redemption or repayment; (9) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (10) any other terms of such Note not inconsistent with the provisions of the Indenture.

     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. The depositary for the Book-Entry Notes will initially be The Depository Trust Company in The City of New York (the "Depositary"). See "Book-Entry Notes".

     An Original Issue Discount Note is a Note which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note. For information respecting "original issue discount" for United States federal income tax purposes, see "United States Taxation--U.S. Holders--Original Issue Discount" in the Prospectus.

     Unless otherwise indicated in the applicable Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and any interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a foreign currency (a currency other than U.S. dollars) or currency unit, or if the principal of, premium, if any, and any interest on any of the Notes is to be payable at the option of the Holder or the Company in a currency, including a currency unit, other than that in which such Note is denominated, the applicable Supplement will provide additional information, including applicable exchange rate information, pertaining to the terms of such Notes and other matters of interest to the Holders thereof.

     Payments on Book-Entry Notes will be made through the Paying Agent to the Depositary. See "Book-Entry Notes".

     Payments of principal of, premium, if any, and any interest on any Certificated Note payable at maturity or upon redemption will be made in immediately available funds at the office of the Paying Agent in the Borough of Manhattan, The City of New York, provided that payments in such funds will be made only if such Notes are presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. The Company has initially designated Bank of Montreal Trust Company, acting through its office in the Borough of Manhattan, The City of New York, as its Paying Agent for the Notes. Interest on Certificated Notes (other than interest payable at maturity or upon redemption) will be paid by check mailed to the address of the person entitled thereto. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms will be entitled to receive such payment of interest by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the Paying Agent on or prior to the applicable Regular Record Date for such payment of interest.

     Certificated Notes may be presented for registration of transfer or exchange at the office of Bank of Montreal Trust Company in the Borough of Manhattan, The City of New York. Book-Entry Notes may be transferred or exchanged through a participating member of the Depositary. See "Book-Entry Notes".

     The Notes will be direct, unsecured obligations of the Company.

     For a description of the rights attaching to different series of Securities under the Indenture, see "Description of Securities" in the Prospectus.

INTEREST AND INTEREST RATES

     Each Note will bear interest from the date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity or upon earlier redemption or repayment (each such date a "Maturity"). See "Description of Securities--Payment and Paying Agents" in the Prospectus. Interest will be payable to the Person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the Person to whom principal shall be payable. Unless otherwise indicated in the applicable Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date.

     Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any transaction. Notes with similar variable terms but different interest rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any Prospectus Supplement or applicable

Supplement). Unless otherwise indicated in the applicable Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes will be as described below under "Fixed Rate Notes". Unless otherwise specified in the applicable Supplement, the Interest Payment Dates for Floating Rate Notes will be as described below under "Floating Rate Notes" and each Regular Record Date for a Floating Rate Note will be the fifteenth calendar day (whether or not a Business Day) next preceding each Interest Payment Date. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest on such payment will accrue for the period from and after such Maturity.

     Each Note will bear interest at either (a) a fixed rate or rates or (b) a variable rate determined by reference to an interest rate formula, which may be based upon an Index Maturity. "Index Maturity" means the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Supplement. A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its date of issue at the annual rate stated on the face thereof (as specified in the applicable Supplement). The Interest Payment Dates for the Fixed Rate Notes will be January 15 and July 15 of each year and the Regular Record Dates will be January 1 and July 1 of each year. Interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. Interest payments on Fixed Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid with respect to such Fixed Rate Notes), to but excluding the related Interest Payment Date or Maturity, as the case may be. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

FLOATING RATE NOTES

     The interest rate on each Floating Rate Note will equal the interest rate calculated by reference to the specified interest rate formula (as specified in the applicable Supplement) plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Supplement as being applicable to the interest rate for such Note.

     The applicable Supplement relating to a Floating Rate Note will designate one or more interest rate bases for such Floating Rate Note. Such basis or bases will be determined by reference to: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) LIBOR, in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the Federal Funds Effective Rate, in which case such Note will be a Fed Funds Note, (f) the CD Rate, in which case such Note will be a CD Rate Note, or (g) such other interest rate basis or formula as is set forth in such Supplement. The applicable Supplement for a Floating Rate Note also will specify the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, such Supplement may define or particularize for each Note the following terms, if applicable: Calculation Date, Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity, Interest Determination Dates and Interest Reset Dates with respect to such Note.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Supplement. Unless otherwise specified in the applicable Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, except as set forth in the next paragraph, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Supplement) and (b) unless otherwise specified in an applicable Supplement, the interest rate in effect for the ten calendar days immediately prior to Maturity, if applicable, will be that in effect on the tenth calendar day preceding Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note will be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. "Business Day" means (a) with respect to any Note, any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions generally are authorized or obligated by or pursuant to law, regulation or executive order to close, and (b) with respect to LIBOR Notes only, any such day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Business Day").

     The date as of which the interest rate will be determined (the "Interest Determination Date") pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Interest Determination Date"), for a Fed Funds Note (the "Fed Funds Interest Determination Date") and for a CD Rate Note (the "CD Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date for Treasury bills falls on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date will instead be the first Business Day immediately following such auction date.

     Notwithstanding the maximum interest rate which may be applicable to any Floating Rate Note pursuant to its terms, assuming that a court would enforce the provisions of the Notes and the Indenture specifying New York law as the governing law, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, subject to certain exceptions, the maximum rate of interest for any loan in an amount less than $250,000 is 16% per annum, and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

     Unless otherwise indicated in the applicable Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Supplement (each an "Interest Payment Date"), and in each case, at Maturity.

     Unless otherwise indicated in the applicable Supplement, interest payments for Floating Rate Notes will be the amount of interest accrued from and including the most recent date in respect of which interest has been paid or duly provided for, or from and including the date of issue, to, but excluding, the Interest Payment Date or Maturity date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal on any such Note is payable, will include interest accrued from but excluding the most recent Regular Record Date in respect of which interest has been paid or duly provided for, or from and including the date of issue, to and including the next preceding Regular Record Date, provided, however, that interest payments on Floating Rate Notes made at Maturity will include interest accrued to but excluding the date of Maturity. Accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of a Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Fed Funds Notes or CD Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note. Unless otherwise provided in the applicable Supplement, Lehman Brothers Inc., will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Notes denominated other than in United States dollars, the nearest unit (with one-half cent or unit being rounded upward).

  Commercial Paper Rate

     Unless otherwise indicated in the applicable Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication selected by the Calculation Agent of the Board of Governors of the Federal Reserve System ("H.15(519)") under the caption "Commercial
Paper -- Nonfinancial". In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication selected by the Calculation Agent ("Composite Quotations") under the heading "Commercial Paper". If such rate is not yet published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate for such Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such Commercial Paper Interest

Determination Date of three leading dealers of commercial paper in New York City selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate then in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage rounded, if necessary, to the next higher one hundred thousandth of a percentage point) calculated in accordance with the following formula:

                          D X 360
 Money Market Yield =  --------------  X 100
                       360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  LIBOR

     Unless otherwise indicated in the applicable Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or
     (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appears on Telerate Page 3750 as of 11:00 a.m., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, LIBOR in respect of such LIBOR Interest Determination date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Supplement are offered at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent (the "Reference Banks") to prime banks in the London interbank market, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to the amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect to such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the interest rate otherwise in effect on such LIBOR Interest Determination Date.

  Prime Rate

     Unless otherwise indicated in the applicable Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan," or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME I as such bank's prime rate or base lending rate as in effect for such Prime Interest Determination Date as quoted on the Reuters Screen USPRIME I on such Prime Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME I for such Prime Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are quoted as aforesaid, the Prime Rate for such Prime Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic means of the prime rates quoted in The City of New York on such date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a federal or State authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Interest Determination Date will be the interest rate otherwise in effect on such Prime Interest Determination Date. "Reuters Screen USPRIME I" means the display designated as page "USPRIME I" on the Reuters Monitor Money Rates Service (or such other page as may replace page USPRIME I on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Treasury Rate

     Unless otherwise indicated in the applicable Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Supplement as published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Auction Average (Investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. If the results of the auction of Treasury bills having the Index Maturity designated in the applicable Supplement are not published or announced as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity, expressed as a bond equivalent (determined as described above) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate then in effect on such Treasury Interest Determination Date.

  Fed Funds Rate

     Unless otherwise indicated in the applicable Supplement, "Fed Funds Rate" means, with respect to any Fed Funds Interest Determination Date, the rate on such date for Federal Funds as such rate shall be published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Fed Funds Interest Determination Date, the Fed Funds Rate will be the rate on such Fed Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published by 3:00 p.m., New York City time, on such Calculation Date, then the Fed Funds Rate on such Fed Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates as of 9:00 a.m., New York City time, on such Fed Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Fed Funds Rate with respect to such Fed Funds Interest Determination Date will be the Fed Funds Rate in effect on such Fed Funds Interest Determination Date.

  CD Rate

     Unless otherwise indicated in the applicable Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is not published by 3:00 p.m., New York City time, on such Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Supplement in a denomination of $5,000,000 or, if greater, an amount that is representative for a single transaction in the relevant market at the time; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

INDEXED NOTES

     Notes may be issued as Indexed Notes, the principal amounts payable at Maturity and/or the interest rate to be paid thereon to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. The Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable on any Interest Payment Date and the amount of principal payable at Maturity in respect of such Indexed Note will be determined, certain special tax consequences of the purchase, ownership or disposition of such Indexed Notes, certain risks associated with an investment in such Indexed Notes and other information relating to such Indexed Notes.

     Unless otherwise specified in the applicable Supplement, the maximum principal amount payable at Maturity in respect of any Indexed Note will be an amount equal to twice the face amount thereof and the minimum principal amount so payable will be zero.

     Unless otherwise specified in the applicable Supplement, (i) for purposes of determining whether Holders of the requisite principal amount of Securities outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Indexed Notes will be deemed to be the U.S. dollar equivalent, determined on the Original Issue Date of such Indexed Note, of such principal and (ii) if the payment of principal of and interest on any Indexed Note is accelerated in accordance with the provisions described under "Description of Securities--Events of Default, Notice and Waiver" in the Prospectus, then the Company shall pay to the Holder of such Indexed Note on the date of acceleration the principal amount determined by reference to the formula by which the principal amount of such Indexed Note would be determined on the Stated Maturity thereof, as if the date of acceleration were the Stated Maturity.

     An investment in Indexed Notes entails significant risks, including wide fluctuations in market value as well as in the amounts of payments due thereunder, that are not associated with a similar investment in a conventional debt security. Such risks depend on a number of factors including supply and demand for the particular commodity and economic and political events over which the Company has no control. Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price of rates of exchange that may occur during the term of any Indexed Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes. Indexed Notes are not an appropriate investment for investors who are unsophisticated with respect to securities, commodities and/or foreign currency transactions.

AMORTIZING NOTES

     The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Supplement and set forth on such Notes.

INTEREST RATE RESET

     If the Company has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, the Supplement relating to such Note will indicate such option, and, if so, (i) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date") and (ii) the basis or formula, if any, for such resetting.

     The Company may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Paying Agent will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, in either case provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by mailing or causing the Paying Agent to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice will be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note.

     If the Company elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent will be a least 25 but not more than 35 days prior to such Optional Reset Date and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may by written notice to the Paying Agent revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

EXTENSION OF MATURITY

     If the Company has the option to extend the Stated Maturity of any Note for one or more periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in the Supplement relating to such Note, such Supplement will indicate such option and the basis or formula, if any, for setting the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, applicable to any such Extension Period.

     The Company may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the Stated Maturity of such Note in effect prior to the exercise of such option (the "Original Stated Maturity"). No later than 40 days prior to the Original Stated Maturity, the Paying Agent will mail to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first class, postage prepaid, setting forth (i) the election of the Company to extend the Stated Maturity of such Note, (ii) the new Stated Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note will be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Paying Agent to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice will be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

     If the Company elects to extend the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company at the Original Stated Maturity at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Stated Maturity, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent will be at least 25 but not more than 35 days prior to the Original Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may by written notice to the Paying agent revoke any such tender for repayment until the close of business on the tenth day prior to the Original Stated Maturity.

RENEWABLE NOTES

     The Company may from time to time offer Notes which will mature on an Interest Payment Date specified in the applicable Pricing Supplement occurring in or prior to the twelfth month following the Original Issue Date of such Notes (the "Initial Maturity Date") unless the term of all or any portion of any such Note (a "Renewable Note") is renewed in accordance with the procedures described below.

     On the Interest Payment Date occurring in the sixth month (unless a different interval (the "Special Election Interval") is specified in the applicable Supplement) prior to the Initial Maturity Date of a Renewable Note (the "Initial Renewal Date") and on the Interest Payment Date occurring in each sixth month (or in the last month of each Special Election Interval) after such Initial Renewal Date (each, together with the Initial Renewal Date, a "Renewal Date"), the term of such Renewable Note may be extended to the Interest Payment Date occurring in the twelfth month (or, if a Special Election Interval is specified in the applicable Supplement, the last month in a period equal to twice the Special Election Interval) after such Renewal Date, if the Holder of such Renewable Note elects to extend the term of such Renewable Note or any portion thereof as described below. If a Holder does not elect to extend the term of any portion of the principal amount of a Renewable Note during the specified period prior to any Renewal Date, such portion will become due and payable on the Interest Payment Date occurring in the sixth month (or the last month in the Special Election Interval) after such Renewal Date (the "New Maturity Date").

     A Holder of a Renewable Note may elect to renew the term of such Renewable Note, or if so specified in the applicable Supplement, any portion thereof, by delivering a notice to such effect to the Trustee (or any duly appointed paying agent) at the Corporate Trust Office not less than 15 nor more than 30 days prior to such Renewal Date (unless another period is specified in the applicable Supplement as the "Special Election Period"). Such election will be irrevocable and will be binding upon each subsequent Holder of such Renewable Note. An election to renew the term of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable Supplement. Notwithstanding the foregoing, the term of the Renewable Notes may not be extended beyond the Stated Maturity specified for such Renewable Notes in the applicable Supplement.

     If the Holder does not elect to renew the term, such Renewable Note must be presented to the Trustee (or any duly appointed paying agent) simultaneously with notice of such election (or, in the event notice of such election, together with a guarantee of delivery within five Business Days, is transmitted on behalf of a Holder from a member of a national securities exchange, the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States, within five Business Days of the date of such notice). With respect to a Renewable Note that is a Certificated Note, as soon as practicable following receipt of such Renewable Note the Trustee (or any duly appointed paying agent) will issue in exchange therefor in the name of such Holder (i) a Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election to renew the term thereof was exercised, with terms identical to those specified on such Renewable Note (except for the Original Issue Date and the Initial Interest Rate and except that such Note will have a fixed, nonrenewable Stated Maturity on the New Maturity Date) and (ii) if such election is made with respect to less than the full principal amount of such Holder's Renewable Note, a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election was made, with terms identical to such exchanged Renewable Notes.

COMBINATION OF PROVISIONS

     If so specified in the applicable Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "Interest Rate Reset," "Extension of Maturity" and "Renewable Notes".

REDEMPTION AND REPAYMENT

     Unless one or more Redemption Dates ("Redemption Dates") are specified in the applicable Supplement, the Notes will not be redeemable prior to their Stated Maturity. If one or more Redemption Dates are so specified with respect to any Note, the applicable Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices") and the redemption period or periods ("Redemption Periods") during which such Redemption Prices shall apply. Unless otherwise specified in the applicable Supplement, any such Note will be redeemable at the option of the Company at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the Redemption Date. Unless otherwise specified in the applicable Supplement, the Notes will not be subject to any sinking fund. The Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice.

     Unless otherwise specified in the applicable Supplement, Notes cannot be repaid prior to Stated Maturity. If a Note is repayable at the option of the Holder on a date or dates specified prior to Stated Maturity, the applicable Supplement will set forth the price or prices of such repayment, together with accrued interest to the date of repayment.

     In order for a Note that is repayable at the option of the Holder to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (a) appropriate wire instructions and (b) either (i) the Note with the form entitled "Option to Elect Repayment" attached to the Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States setting forth the name of the Holder of the Note, the principal amount of the Note, the portion of the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" attached to the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed must be received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of a Note will be irrevocable, except as otherwise described above under "Interest Rate Reset" and "Extension of Maturity." The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any Note (or, in the event that any Note is to be repaid in part, the portion of the Note to be repaid) will be permitted after exercise of a repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Trustee, whose determination will be final, binding and non-appealable.

     IF A NOTE IS REPRESENTED BY A BOOK-ENTRY NOTE, THE DEPOSITARY'S NOMINEE WILL BE THE HOLDER OF SUCH NOTE AND THEREFORE WILL BE THE ONLY ENTITY THAT CAN EXERCISE A RIGHT TO REPAYMENT. IN ORDER TO ENSURE THAT THE DEPOSITARY'S NOMINEE WILL TIMELY EXERCISE A RIGHT TO REPAYMENT WITH RESPECT TO A PARTICULAR NOTE, THE BENEFICIAL OWNER OF SUCH NOTE MUST INSTRUCT THE BROKER OR OTHER DIRECT OR INDIRECT PARTICIPANT THROUGH WHICH IT HOLDS AN INTEREST IN SUCH NOTE TO NOTIFY THE DEPOSITARY OF ITS DESIRE TO EXERCISE A RIGHT TO REPAYMENT. DIFFERENT FIRMS HAVE DIFFERENT CUT-OFF TIMES FOR ACCEPTING INSTRUCTIONS FROM THEIR CUSTOMERS AND, ACCORDINGLY, EACH BENEFICIAL OWNER SHOULD CONSULT THE BROKER OR OTHER DIRECT OR INDIRECT PARTICIPANT THROUGH WHICH IT HOLDS AN INTEREST IN A NOTE IN ORDER TO ASCERTAIN THE CUT-OFF TIME BY WHICH SUCH AN INSTRUCTION MUST BE GIVEN IN ORDER FOR TIMELY NOTICE TO BE DELIVERED TO THE DEPOSITARY.

     Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity will be the Amortized Face Amount of such Note, as specified in the applicable Supplement, as of the Redemption Date or the date of repayment, as the case may be.

BOOK-ENTRY NOTES

     The Depositary will act as securities depositary for Book-Entry Notes. The Book-Entry Notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully-registered Global Security will be issued for each issue of the Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200 million, one Global Security will be issued with respect to each $200 million of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for one or more Book-Entry Notes is discontinued.

     To facilitate subsequent transfers, all Global Securities deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. effects no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the Book-entry Notes are being redeemed, and unless otherwise notified by either the Company or the Trustee, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, the Depositary will mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of the Depositary, any Agents, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or Agents, disbursement of such payments to Direct Participants will be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

     A Beneficial Owner must give notice to elect to have its Book-Entry Notes purchased or tendered, through its Participant, to the Paying Agent, and must effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Book-Entry Notes, on the Depositary's records, to the Paying Agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

     The Depositary may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Agents. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes are required to be printed and delivered in exchange for the Book-Entry Notes represented by the Global Securities held by the Depositary.

     The Company may decide to discontinue use of system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Securities held by the Depositary.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Neither the Company, the Trustee, any paying agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

REPURCHASE

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, surrendered to the Trustee for cancellation.

OTHER PROVISIONS

     Any provisions with respect to the determination of an Interest Rate Basis, the specifications of Interest Rate Basis, calculation of the interest rate applicable to, or the principal payable at Maturity on, any Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face of such Note, or in an Annex relating thereto if so specified on the face thereof, and in the applicable Pricing Supplement.

                              PLAN OF DISTRIBUTION

     Under the terms of an Agency Agreement dated June 19, 1996 (the "Agency Agreement"), the Notes are offered on a continuing basis by the Company through the Agents, which have agreed to use their best efforts to solicit purchases of the Notes. The Company will pay each Agent a commission of from .125% to .750% of the principal amount of each Note, depending on its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part. The Company also may sell Notes to each Agent, acting as principal, at or above par or at a discount to be agreed upon at the time of sale, for resale to one or more investors or to one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. The Company has reserved the right to sell Notes directly on its own behalf.

     An Agent may sell Notes it has purchased from the Company as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Company to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed.

     Unless otherwise indicated in the applicable Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in New York City.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under such Act. The Company has agreed to reimburse the Agents for certain expenses.

     The Company also may sell Notes or other medium-term notes on its own behalf directly to its members. Any Notes so sold by the Company to its members will reduce the remaining principal amount of Notes which may be offered by this Prospectus Supplement and the Prospectus.

     The Agents engage in transactions with and perform services for the Company and certain of its affiliates in the ordinary course of business.

     In connection with the offering made hereby, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

PROSPECTUS

                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION

                        DEBT SECURITIES AND/OR WARRANTS
                          TO PURCHASE DEBT SECURITIES
                            ------------------------

     National Rural Utilities Cooperative Finance Corporation ("CFC" or the "Company") intends to issue from time to time debt securities (the "Securities") each of which will be a direct, unsecured obligation of the Company and which will be offered to the public on terms determined by market conditions at the time of sale, and/or Warrants to purchase Securities (the "Warrants"). The Company may sell Securities and Warrants for proceeds up to $1,514,926,000, or the equivalent thereof if any of the Securities or Warrants are denominated in a foreign currency or a currency unit, (i) directly to purchasers, (ii) through agents designated from time to time which initially are Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, or
(iii) through underwriters or a group of underwriters which may include Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     The Securities may be issued in registered form without coupons, in a form registered as to principal only with or without coupons, in bearer form with or without coupons or any combination thereof. In addition, all or a portion of the Securities may be issued in temporary or definitive global form. Securities in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Limitations on Issuance of Bearer Securities".

     The Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal (including any premium) and any interest on the Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. The specific designation, aggregate principal amount, currency, currencies or currency unit or units in which the principal, premium, if any, or interest, if any, is payable, authorized denominations, purchase price, maturity, rate (or method of calculation) and time of payment of any interest, any redemption terms, any listing on a securities exchange, or other specific terms of the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in the accompanying Prospectus Supplement and in a supplement thereto relating to the specific Offered Securities (together, the "Prospectus Supplement"), together with the terms of offering of the Offered Securities. With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Offered Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration and other terms of such Warrant. Warrants may be sold in units with Securities or in separate offerings, as specified in a Prospectus Supplement.

     For a discussion of certain United States Federal income tax consequences, see "United States Taxation".

     A discussion of certain other United States Federal tax matters applicable to the Offered Securities may be set forth in the Prospectus Supplement relating to the Offered Securities.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES OR WARRANTS UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JUNE 5, 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING PURCHASES OF SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".
                             ---------------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 at the prescribed rates or through the Commission's website (http://www.sec.gov). In addition, certain of the Company's securities are listed on, and reports and other information concerning the Company can also be inspected at, the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, NY 10005.
                             ---------------------
                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus.

          1. The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1997.

          2. The Company's Quarterly Report on Form 10-Q for the quarters ended August 31, 1997, November 30, 1997 and February 28, 1998.

          3. The Company's Current Reports on Form 8-K dated June 11, 1997, September 17, 1997, October 7, 1997, December 4, 1997, January 15, 1998, February 9, 1998 and April 4, 1998.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Securities, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge upon written or oral request by any person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to Steven L. Lilly, Senior Vice President and Chief Financial Officer, National Rural Utilities Cooperative Finance Corporation, Woodland Park, 2201 Cooperative Way, Herndon, VA 20171-3025. Telephone requests may be directed to (703) 709-6700.
                             ---------------------
     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.

                                  THE COMPANY

     National Rural Utilities Cooperative Finance Corporation ("CFC" or the "Company") was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. The principal purpose of CFC is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members ("Utility Members") to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members ("Service Members") to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members, and in addition has provided loans or guarantees through National Cooperative Services Corporation ("NCSC") in connection with certain lease transactions of its members. Also, through Rural Telephone Finance Cooperative ("RTFC"), a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. In addition, through Guaranty Funding Cooperative ("GFC"), a controlled affiliate of CFC established in 1991, CFC provides financing for members to refinance their debt to the Federal Financing Bank of the United States Treasury ("FFB"). CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, VA 20171-3025 and its telephone number is (703) 709-6700.

     CFC's 1,052 members as of May 31, 1997 included 907 Utility Members, virtually all of which are consumer-owned cooperatives, 74 Service Members and 71 associate members. The Utility Members included 841 distribution systems and 66 generation and transmission ("power supply") systems operating in 46 states and U.S. territories. At December 31, 1996, CFC's member systems served approximately 13.2 million consumers, representing service to an estimated 31.9 million ultimate users of electricity, and owned approximately $69.2 billion (before depreciation of $21.7 billion) in total utility plant.

     CFC's long-term loans to Utility Members generally have 35-year maturities. They are made primarily in conjunction with concurrent RUS loans and are generally secured ratably with RUS's loans by a common mortgage on substantially all the Utility Member's property (including revenues). Interest rates on these loans are either fixed or variable. Fixed rates are offered weekly based on CFC's overall cost of long-term capital and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in CFC's cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. Short-term line-of-credit and intermediate-term loans are made on either a secured or an unsecured basis. Rates on these loans may be adjusted semi-monthly in line with changes in CFC's short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through RTFC. Such loans are long-term fixed or variable rate loans with maturities not exceeding 15 years and short-term loans.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally obligated to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage (often joint with RUS) on the system's property or, in the case of a lease transaction, on the leased property. Holders of $1,043.2 million of the guaranteed pollution control debt (at May 31, 1997) had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan and guarantee losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At May 31, 1997, the allowance was $233.2 million. At May 31, 1997, CFC's ten largest borrowers, which were primarily power supply members, had outstanding loans totaling $1,198.7 million (excluding $2.8 million of loans guaranteed by RUS), which represented approximately 13.5% of CFC's total loans outstanding. As of May 31, 1997, outstanding guarantees for these same ten largest borrowers totaled $1,261.7 million, which represented 59.3% of CFC's total guarantees outstanding, including guarantees of the maximum amounts of lease obligations at such date. On that date, no member had loans and guarantees outstanding in excess of 10% of the aggregate amount of CFC's outstanding loans and guarantees; however, one of the ten largest borrowers, Deseret Generation & Transmission Co-operative ("Deseret"), was operating under a restructuring agreement. At May 31, 1997, Deseret (excluding loans guaranteed by RUS) accounted for 4.1% of loans outstanding. Guarantees outstanding for Deseret accounted for 13.7% of total guarantees outstanding. Total loans and guarantees outstanding to and for Deseret accounted for 38.1% of total Members' Equity, Members' Subordinated Certificates and the allowance for loan and guarantee losses.

     CFC fixed charge coverage ratio was as follows for the periods indicated:

       NINE MONTHS ENDED
          FEBRUARY 28,                                 YEAR ENDED MAY 31,
--------------------------------    --------------------------------------------------------
        1998              1997        1997        1996        1995        1994        1993
        ----              ----        ----        ----        ----        ----        ----
        1.12              1.12        1.12        1.12        1.13        1.13        1.16

     Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

                                USE OF PROCEEDS

     Except as may be otherwise provided in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be available for making loans to members, the repayment of short-term borrowings, the refinancing of existing long-term debt and for other corporate purposes. The Company expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                           DESCRIPTION OF SECURITIES

     The following description of the Securities summarizes certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities and the extent, if any, to which such general provisions may apply to any series of Securities will be described in the Prospectus Supplement relating to such series.

     The Securities are to be issued under an Indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 between the Company and Harris Trust and Savings Bank, as successor Trustee (as so supplemented, the "Indenture"). The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder.

     The statements under this heading are subject to the detailed provisions of the Indenture and the Securities. Whenever particular provisions of the Indenture and the Securities or terms defined therein are referred to, such provisions or definitions are incorporated by reference herein as a part of the statements made and the statements are qualified in their entirety by such reference.

GENERAL

     The Securities may be issued in fully registered form without coupons ("Registered Securities"), or in a form registered as to principal only with or without coupons or in bearer form with or without coupons ("Bearer Securities") or any combination thereof. Securities may also be issued in temporary or definitive global bearer form. Unless otherwise specified in the Prospectus Supplement accompanying the Offered Securities, the Securities will be only Registered Securities. The Securities denominated in U.S. dollars will be issued, unless otherwise set forth in the Prospectus Supplement accompanying the Offered Securities, in denominations of $1,000 or an integral multiple thereof for Registered Securities, and in denominations of $5,000 or an integral multiple thereof for Bearer Securities.

     The Securities will be direct, unsecured obligations of the Company.

     If any of the Securities are sold for any foreign currency or currency unit or if principal of (or premium, if any) or any interest on any of the Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. Offered Securities bearing no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. See "United States Taxation--U.S. Holders--Original Issue Discount" for a discussion of certain Federal income tax considerations with respect to any such Original Issue Discount Securities.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (i) the title and the limit, if any, on the aggregate principal amount of Offered Securities; (ii) the percentage of their principal amount at which the Offered Securities will be sold; (iii) the date or dates on which the Offered Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Securities will bear interest or the method of determining such rate or rates; (v) the date or dates from which such interest, if any, shall accrue and the date or dates at which such interest, if any, will be payable; (vi) the place where the principal of (and premium, if any) and the interest, if any, on the Offered Securities will be payable; (vii) the terms for redemption for early payment, if any, including any mandatory or optional sinking fund or analogous provision; (viii) the principal amount of the Offered Securities which are Original Issue Discount Securities payable upon declaration of acceleration of the maturity of the Offered Securities; (ix) the means of satisfaction and discharge of the Indenture with respect to the Offered Securities; (x) any deletions or modifications of or additions to the Events of Default or covenants of the Company; (xi) the currency, currencies or currency unit or units for which the Offered Securities may be purchased and the currency, currencies or currency unit or units in which the payment of principal of (and premium, if any) and interest, if any, on such Offered Securities will be made and, if the Company or the Holders of Offered Securities may elect for such payment in a currency, currencies or currency unit or units other than that in which the Offered Securities are stated to be payable, then the period or periods within which, and the terms and conditions upon which, such election may be made and, if the amount of such payments may be determined with reference to an index based on a currency, currencies or currency unit or units, other than that in which the Offered Securities are stated to be payable, then the manner in which such amounts shall be determined; (xii) whether the Offered Securities will be issued in registered form without coupons, in a form registered as to principal only with or without coupons, in bearer form with or without coupons, including temporary and definitive global form, or any combination thereof and the circumstances, if any, upon which such Offered Securities may be exchanged for Offered Securities issued in a different form; (xiii) whether and under what circumstances the Company will pay additional amounts to any Holder of Offered Securities who is not a United States person (as defined under "United States Taxation") in respect of any tax, assessment or governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem rather than pay additional amounts; (xiv) whether the covenants described below under "Restriction on Indebtedness" will not apply to the Offered Securities; and (xv) any other terms of the Offered Securities not inconsistent with the Indenture. (Section 301)

EXCHANGE, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities with coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest must be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. No service charge will be made for any registration of transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 305)

     Unless otherwise specified in the applicable Prospectus Supplement, Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed Bank of Montreal Trust Company as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Securities. (Section 1002)

     In the event of any redemption in part, the Company will not be required to: (i) issue, register the transfer of or exchange Securities of any series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on (a) if Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (Section
301) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the office of Bank of Montreal Trust Company in the Borough of Manhattan, The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Offered Securities that are issuable solely as Registered Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Offered Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, unless otherwise indicated in an applicable Prospectus Supplement, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any

Registered Securities of the series (and for payments with respect to Bearer Securities of the series in certain circumstances) and (ii) a Paying Agent in a Place of Payment located outside the United States where Bearer Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) or any interest on any Security or coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Security or coupon will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 1003)

RESTRICTION ON INDEBTEDNESS

     The Company may not incur any Superior Indebtedness (as defined below) or make any optional prepayment on any Capital Term Certificate if, as a result, the principal amount of Superior Indebtedness outstanding, less a principal amount thereof equal to the principal amount of Government or Government Insured Obligations (as defined in the Indenture) held by the Company, thereafter or on any future date would exceed 20 times the sum of the Members' equity in the Company at the time of determination plus the principal amount of Capital Term Certificates outstanding at the time of determination or at such given future date, as the case may be. The principal amounts of Superior Indebtedness and Capital Term Certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 1007) "Superior Indebtedness" means all indebtedness of the Company (including all guarantees by the Company of indebtedness of others) except Capital Term Certificates. A "Capital Term Certificate" is defined for the purposes of the Indenture as a note of the Company substantially in the form of the capital term certificates of the Company outstanding on the date of the Indenture and any other indebtedness having substantially similar provisions as to subordination. As of February 28, 1998, the Company had $10,411.9 million outstanding of Superior Indebtedness and within the restrictions of the Indenture was permitted to have outstanding an additional $23,442.1 million of Superior Indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company, without the consent of the Holders of any of the Outstanding Securities, may consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any Person provided that: (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation assumes the Company's obligations under the Indenture and the Securities issued thereunder;
(iii) immediately after giving effect to the transaction, no Event of Default (as defined below under "Events of Default, Notice and Waiver") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may, without the consent of any Holders of Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Securities of any series, changing or eliminating any restriction on the manner or place of payment of principal of or interest on Bearer Securities or, provided such action shall not adversely affect the interests of the Holders of any series of Securities in any material respect, curing ambiguities or inconsistencies in the Indenture or making other provisions with respect to matters arising under the Indenture. (Section 901)

     The Indenture contains provisions permitting the Company, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all the Outstanding Securities affected thereby, among other things: (i) change the maturity of the principal of, or any installment of principal of or interest on, any of the Securities; (ii) reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon; (iii) reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity; (iv) change the currency, currencies or currency unit or units in which any of the Securities or any premium or interest thereon is payable; (v) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture; (vi) impair the right to institute suit for the enforcement of any payment on or after the applicable maturity date; (vii) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of the Holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; or (viii) with certain exceptions, to modify the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions. (Section 902)

WAIVER OF CERTAIN COVENANTS

     The Indenture provides that the Company may omit to comply with certain restrictive covenants (including that described above under "Restriction on Indebtedness") if the Holders of not less than a majority in principal amount of all series of Outstanding Securities affected thereby (acting as one class) waive compliance with such restrictive covenants. (Section 1009)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     An Event of Default in respect of any series of Securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in the Indenture to be: (i) a default for 30 days in the payment of any installment of interest upon any of the Securities of such series when due; (ii) a default in the payment of principal of (or premium, if any, on) any of the Securities of such series when due; (iii) a default in the deposit of any sinking fund payment when the same becomes due by the terms of the Securities of such series; (iv) a default in the performance, or breach, of the covenant of the Company described above under "Restrictions on Indebtedness" which shall not have been remedied for a period of 60 days after such default has become known to an officer of the Company; (v) a default by the Company in the performance, or breach, of any of its other covenants or warranties in the Indenture which shall not have been remedied for a period of 60 days after notice from the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series; (vi) certain events of bankruptcy, insolvency or reorganization of the Company; and (vii) such other events as may be specified for each series. (Section 501)

     The Indenture provides that if an Event of Default specified therein in respect of any series of Outstanding Securities shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal (or, if such Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified by the terms of such Securities) of all of the Outstanding Securities of such series to be immediately due and payable. (Section 502)

     The Indenture provides that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such series, provided that such Trustee may act in any way that is not inconsistent with such directions and may decline to act if any such direction is contrary to law or to the Indenture or would involve such Trustee in personal liability. (Section 507)

     The Indenture provides that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all of the Outstanding Securities of such series waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or any interest on any of the Securities of such series or (ii) in respect of a covenant or provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holders of all of the Outstanding Securities of such series affected thereby. (Section 508)

     The Indenture contains provisions entitling the Trustee, subject to the duty during an Event of Default in respect of any series of Securities to act with the required standard of care, to be indemnified by the Holders of the

Securities of such series before proceeding to exercise any right or power at the request of the Holders of the Securities of such series. (Sections 601 and
603)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Securities, give to the Holders of the Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund or purchase fund installment with respect to, any of the Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Securities of such series; and provided, further, that such notice shall not be given until at least 60 days after the occurrence of an Event of Default regarding the performance, or breach, of any covenant or warranty of the Company other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the Securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Securities of such series. (Section 602)

     The Indenture requires the Company to file annually with the Trustee a certificate, executed by two officers of the Company, indicating whether the Company is in default under the Indenture. (Section 1008)

MEETINGS

     The Indenture contains provisions for convening meetings of the Holders of Securities of a series if Securities of that series are issuable as Bearer Securities. (Section 1201) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1202) Persons entitled to vote a majority in principal amount of the Outstanding Securities of a series shall constitute a quorum at a meeting of Holders of Securities of such series, except that in the absence of a quorum, a meeting, called by the Company or the Trustee shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for a period of not less than 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the Outstanding Securities of such series shall constitute a quorum. Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above under "Modification of the Indenture", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of (i) the Holders of a majority in principal amount of the Outstanding Securities of that series and (ii) 66 2/3% in aggregate principal amount of Outstanding Securities of such series represented and voting at the meeting; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of (i) the Holders of such specified percentage in principal amount of the Outstanding Securities of that series and (ii) a majority in principal amount of Outstanding Securities of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indenture expressly provides may be given by the Holders of a specified percentage of Outstanding Securities of all series affected thereby (acting as one class), only the principal amount of Outstanding Securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of Outstanding Securities of all series affected thereby favoring such action. (Section 1204)

NOTICES

     Except as otherwise provided in the Indenture, notices to Holders of Bearer Securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in such Bearer Securities and will be mailed to such Persons whose names and addresses were previously filed with the Trustee, within the time prescribed for the giving of such notice. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register. (Section 106)

TITLE

     Title to any Bearer Security (including any Bearer Security in temporary or definitive global bearer form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF SECURITIES AND COUPONS

     Any mutilated Security and any Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such mutilated Security or Security with a mutilated coupon to the Trustee. Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced (upon surrender to the Trustee of the Security with all appurtenant coupons not destroyed, stolen or lost) by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (Section 306)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At the request of the Company, the Indenture will cease to be in effect as to the Company (except for certain obligations to register the transfer or exchange of Securities and hold moneys for payment in trust) with respect to the Securities when all such Securities have been cancelled by the Trustee, or, in the case of Securities and coupons not delivered to the Trustee for cancellation, (i) such Securities or coupons have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and, in each case, the Company has deposited with the Trustee, in trust, money, and, in the case of Securities and coupons denominated in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) or, in the case of Securities and coupons denominated in a foreign currency, Foreign Government Securities (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency units or units in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the dates such payments are due in accordance with the terms of the Offered Securities, or (ii) such Securities or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 401)

     Unless the Prospectus Supplement relating to the Offered Securities provides otherwise, the Company at its option (a) will be Discharged (as such term is defined in the Indenture) from any and all obligations in respect of the Offered Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described above under "Restriction on Indebtedness"), in each case after the Company deposits with the Trustee, in trust, money, and, in the case of Securities and coupons denominated in U.S. dollars, U.S. Government Obligations or, in the case of Securities and coupons denominated in a foreign currency, Foreign Government Securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the dates such payments are due in accordance with the terms of the Offered Securities. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the Offered Securities to recognize income, gain or loss for United States federal income tax purposes and that the Holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance has not occurred. (Section 403)

     At the request of the Company, the Trustee will deliver or pay to the Company any U.S. Government Obligations, Foreign Government Securities or money deposited, for the purposes described in the preceding two paragraphs, with the Trustee by the Company and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount thereof which would then have been required to be deposited for such purposes. In addition, the Trustee, in exchange for, simultaneously, other U.S. Government Obligations, Foreign Government Securities or money, will deliver or pay to the Company, at the Company's request, U.S. Government Obligations, Foreign Government Securities or money deposited with the Trustee for the purposes described in the preceding two paragraphs, provided that, in the opinion of a nationally-recognized firm of independent public accountants, immediately after such exchange the obligations, securities or money then held by the Trustee will be in such amount as would then have been required to be deposited with the Trustee for such purposes. (Section 403)

GOVERNING LAW

     The Indenture, the Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

THE TRUSTEE

     Harris Trust and Savings Bank, Chicago, Illinois is the Trustee under the Indenture.

                            DESCRIPTION OF WARRANTS

     The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and one or more banking institutions or trust companies as Warrant Agents (each a "Warrant Agent"). A form of Warrant Agreement will be filed as an exhibit to the Registration Statement prior to the issuance of any Warrant.

GENERAL

     Warrants, evidenced by Warrant Certificates (the "Warrant Certificates"), may be issued under a Warrant Agreement independently or together with any Offered Securities and may be attached to or separate from such Offered Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any, including the currency, currencies or currency unit or units in which such price will be payable; (ii) the designation, aggregate principal amount and terms of the Offered Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Offered Securities with which the Warrants are issued and the number of Warrants issued with each such Offered Security; (iv) if applicable, the date on and after which the Warrants and the related Offered Securities will be separately transferable; (v) the principal amount of Offered Securities purchasable upon exercise of one Warrant and the price or prices at which, and the currency, currencies or currency unit or units in which such principal amount of Offered Securities may be purchased upon exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) United States Federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or unregistered form or both; and (ix) any other terms of the Warrants.

     Warrant Certificates, if any, may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant

Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of Holders of Offered Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of the Indenture) and are not entitled to payments of principal (or premium, if any), or interest, if any, on such Offered Securities.

EXERCISE OF WARRANTS

     Warrants may be exercised by surrendering the Warrant Certificate, if any, at the corporate trust office or other designated office of the Warrant Agent, with the form of election to purchase on the reverse side of the Warrant Certificate, if any, properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon exercise of Warrants, the Warrant Agent will, as soon as practicable, deliver the Offered Securities issuable upon the exercise of the Warrants in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate, if any, are exercised, a new Warrant Certificate will be issued for the remaining amount of unexercised Warrants, if sufficient time exists prior to the expiration date.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to Bearer Securities. These limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a Bearer Security, will be set forth in any Prospectus Supplement providing for the issuance of Bearer Securities.

                             UNITED STATES TAXATION

     The following is a summary of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of Registered Securities. The summary reflects present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, and it does not describe all of the tax considerations that may be relevant to a prospective purchaser. The summary addresses only original purchasers of the Securities that hold the Securities as capital assets. It does not address U.S. federal income tax issues relevant to purchasers subject to special rules, such as banks, securities dealers, life insurance companies, controlled foreign corporations, persons holding Securities in connection with a hedge or as a position in a "straddle" or persons having a functional currency other than the U.S. dollar. The summary does not consider the tax consequences of Securities with terms other than those described in this Prospectus. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISERS ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES UNDER THE LAWS OF THE UNITED STATES AND OTHER JURISDICTIONS WHERE PURCHASERS ARE SUBJECT TO TAXATION.

     For the purposes of this discussion, "U.S. Holder" means (i) a beneficial owner of the Securities that is a citizen or resident of the United States, a corporation, or partnership organized in or under the laws of the United States or any political subdivision thereof, a trust subject to the control of a United States person and the primary supervision of a United States Court, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or (ii) any other beneficial owner as to which income from the Securities is effectively connected with the conduct of a trade or business within the United States. The term "Non-U.S. Holder" refers to any beneficial owner of the Securities other than a U.S. Holder.

U.S. HOLDERS

     PAYMENTS OF INTEREST

     Interest on a Security generally will be taxable to a U.S. Holder as ordinary interest income at the time of receipt or accrual in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Special rules for the interest on Securities with original issue discount are described below.

     ORIGINAL ISSUE DISCOUNT

     The following is a summary of the U.S. federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Securities issued with original issue discount ("OID"). The following summary is based on sections 1271 through 1273 and section 1275 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and on certain final regulations of the U.S. Department of Treasury (the "OID Regulations") interpreting these provisions.

     General. A U.S. Holder of a Security issued at a discount with a maturity of more than one year after the date of issue must include OID in income over the term of the Security. The U.S. Holder generally must include in gross income for the taxable year the sum of the daily portions of OID that accrue on the Security for each day during the year on which such holder held the Security. Accordingly, a U.S. Holder will be required to include amounts attributable to OID in income before receiving cash attributable to that income.

     A Security has OID for U.S. federal income tax purposes to the extent that the Security's stated redemption price at maturity exceeds its issue price. The issue price of a Security is the initial offering price at which a substantial amount of the Securities is sold to the public (excluding bond houses, brokers or similar persons). The stated redemption price of a Security is the total of all payments due on the Security other than payments of "qualified stated interest." A Security is not treated as issued at a discount, however, if the discount is less than 1/4 of 1 percent of the Security's stated redemption price at maturity multiplied by the number of complete years to maturity ("de minimis original issue discount"). If a Security bears interest for any accrual period at a rate below the rate for the remaining term of the Security (e.g., a Security with a "teaser rate") the Security's stated redemption price at maturity, for purposes of determining whether the Security has de minimis original issue discount, is treated as equal to the Security's issue price plus the greater of the amount of foregone interest on such security or any "true" discount on such Security (i.e., the excess of the Security's stored principal amount over its issue price).

     Qualified stated interest is interest that is payable unconditionally in cash or in property (other than debt of the issuer) at least annually at either
(a) a single fixed rate that appropriately takes into account the length of the interval between payments or (b) certain variable rates.

     To determine the daily portions of original issue discount, original issue discount accruing during an accrual period is divided by the number of days in the period. Except as described below under "Variable Rate Securities," the amount of original discount accruing during an accrual period is determined by using a constant yield to maturity method. The accrued amount for any period is the excess of (i) the product of the Security's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of a Security at the beginning of any accrual period generally equals the issue price of the Security increased by the aggregate amount of original issue discount that accrued on that Security in all prior accrual periods and reduced by the amount of payments in prior accrual periods other than payments of qualified stated interest.

     A U.S. Holder of a Security issued at a discount that purchases the Security for more than the Security's adjusted issue price but less than or equal to the Security's stated redemption price at maturity may reduce the daily portions of original issue discount includible in gross income by daily portions of the acquisition premium paid for the Security.

     Variable Rate Securities. Special rules apply to the U.S. Holder of a Security that bears interest at certain types of variable rates (a "Variable Rate Security"). For these purposes, a Variable Rate Security is one that bears interest at the current values of (i) one or more "qualified floating rates,"
(ii) a single fixed rate followed by one or more qualified floating rates, (iii) a single "objective rate" or (iv) a single fixed rate and an objective rate that is a qualified inverse floating rate. A qualified floating rate is any floating rate the variations in which reasonably can be expected to measure contemporaneous variations in the cost of newly-borrowed funds (e.g., LIBOR). Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate is a qualified floating rate if it is equal to either (i) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35 or (ii) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID Regulations, two or more qualified floating rates with values within 25 basis points of each other (as determined on the Variable Rate Security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum or minimum numerical limitation (i.e., a cap or floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Security. An objective rate is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information outside of the issuer's control. A rate will not be considered an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Security's term. A qualified inverse floating rate is a fixed rate minus a qualified floating rate whose variations can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. A fixed rate for an initial period of one year or less followed by a qualified floating rate or an objective rate together constitute a single qualified floating objective rate if the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate.

     In general, to compute the accrual of OID on a Variable Rate Security, the OID Regulations convert the Variable Rate Security into a fixed rate debt instrument and then apply the general rules discussed above to the deemed fixed rate debt instrument. If a Variable Rate Security provides for stated interest at either a single qualified floating rate or objective rate that is unconditionally payable at least annually, (a) all stated interest with respect to the Variable Rate Security is treated as qualified stated interest and (b) the amount of OID, if any, is determined under the rules applicable to fixed rate debt instruments discussed above by assuming that the Variable Rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date of the Variable Rate Security, of the qualified floating rate or the qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Rate Security.

     If the Variable Rate Security does not provide for stated interest as described in the preceding paragraph, to determine the amounts of interest and OID accruals, an "equivalent fixed rate debt instrument" must be constructed. The equivalent fixed rate debt instrument has terms that are identical to those provided under the Variable Rate Security, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the qualified floating rates or objective rate provided under the Variable Rate Security. The fixed rate substitute (a) for each qualified floating rate is the value of each such rate as of the issue date of the Variable Rate Security (with appropriate adjustment for any differences in intervals between interest adjustment dates),
(b) for a qualified inverse floating rate is the value of the qualified inverse floating rate as of the issue date of the Variable Rate Security and (c) for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the Variable Rate Security. The amounts of qualified stated interest and OID, if any, are determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments as described above and are taken into account as if the holder of the Security held the equivalent fixed rate debt instrument. Qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest of the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period. Otherwise, this increase or decrease is an adjustment to OID for the accrual period. If the Variable Rate Security provides for interest at a qualified floating rate or qualified inverse floating rate and also provides for stated interest at a single fixed rate (other than a single fixed rate for an initial period of one year or less that is intended to approximate the value of the qualified floating or objective rate), in constructing the equivalent fixed rate debt instrument, such a Variable Rate Security is treated as if it provided for a qualified floating rate (or qualified inverse floating rate, as the case may be) instead of the fixed rate, which qualified floating (or inverse floating) rate is such that the Variable Rate Security would have a fair market value as of its issue date that is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or the qualified inverse floating rate rather than the fixed rate.

The foregoing rules do not apply, and a Security is treated as a Contingent Payment Security (defined below), if its issue price exceeds the total of noncontingent principal payments by more than the lesser of (i) the product of
 .015, the total noncontingent principal payments and the number of complete years to maturity (or a lesser amount if principal is payable in installments) and (ii) 15 percent of the total noncontingent principal payments.

     Optional Redemption. For purposes of determining the yield and maturity of a Security, the Company will be presumed to exercise any right to redeem a Security before its stated maturity or to extend the maturity of a Security if exercise would reduce the yield on the Security. Likewise, the holder will be presumed to exercise any right to require the redemption of a Security or to extend the maturity of the Security if exercise would increase the yield on the Security. If the Security is not actually redeemed on the date when the option was presumed to have been exercised, the Security will be treated only for purposes of determining yield as having been reissued at a price equal to that Security's adjusted issue price on that date.

     Short-Term Securities. U.S. Holders that do not use the accrual method of accounting for tax purposes generally will not be required to recognize original issue discount on Securities maturing within one year of original issuance until they receive payments on the Securities. Taxpayers on the accrual method, regulated investment companies, common trust funds, and certain others, however, must accrue original issue discount on such short-term Securities on a straight-line basis unless they elect to accrue the discount on a constant yield basis with daily compounding. The original issue discount on a short-term Security is the amount by which the total principal and interest payments on the Security exceed its issue price. U.S. Holders may elect to include discount on such short-term Securities into income based on acquisition discount rather than original issue discount. Acquisition discount is the excess of a Security's stated redemption price at maturity over the U.S. Holder's basis in the Security.

     Gain recognized on the sale or exchange of a short-term Security by a U.S. Holder that has not accrued discount on the Security will be ordinary income to the extent attributable to accrued interest and original issue discount. Such a holder also must defer deductions for net interest expense on any borrowing attributable to the short-term Security to the extent that the expense does not exceed accrued but unrecognized interest and original issue discount (or acquisition discount) on the Security.

     ANTI-ABUSE RULE

     The Internal Revenue Service can apply or depart from the rules contained in the OID Regulations as necessary or appropriate to achieve a reasonable result where a principal purpose in structuring a Security or applying the otherwise applicable rules is to achieve a result that is unreasonable in light of the purposes of the applicable statutes (which generally are intended to achieve the clear reflection of income for both sellers and purchasers of the Securities).

     MARKET DISCOUNT

     A U.S. Holder that purchases a Security at a market discount generally will be required to treat payments other than qualified stated interest payments as ordinary income to the extent of the accrued market discount and to treat gain on the sale of the Security as ordinary income to the extent of the accrued market discount not previously included in income. See "Sale or Exchange of Securities" below. Market discount is the amount by which the stated redemption price at maturity (or, in the case of a Security with OID, the revised issue price) exceeds the purchaser's basis in the Security immediately after acquisition. A Security is not treated as purchased at a market discount, however, if the discount is less than 1/4 of 1 percent of the stated redemption price at maturity (or the revised issue price) multiplied by the number of complete years remaining to maturity ("de minimis market discount"). (The revised issue price of a Security is its initial issue price increased by the amount of OID includible in the gross income of previous holders.) Market discount on a Security will accrue, at the election of the holder, either ratably or at a constant yield to maturity. The U.S. Holder may elect to take market discount into income as it accrues. Such election applies to all debt instruments acquired in the tax year the election is made and thereafter, and may not be revoked without the consent of the Internal Revenue Service. Under certain circumstances, the U.S. Holder may be required to defer deductions for interest expense attributable to debt incurred or continued to purchase a Security with market discount.

     PREMIUM

     A U.S. Holder that purchases a Security for more than its stated redemption price at maturity may elect to amortize the bond premium. If a U.S. Holder makes such an election, the amount of interest on the Security otherwise to be included in the U.S. Holder's income will be reduced each year by the amount of amortizable bond premium allocable to such year on a constant yield to maturity basis (except to the extent regulations may provide otherwise). Amortized bond premium will reduce the U.S. Holder's basis in the Security. If the Security may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some premium until later in the term of the Security. An election to amortize bond premium will apply to certain other debt instruments that the U.S. Holder acquired at a premium, and the election may have different tax consequences depending on when the debt instruments were issued or acquired.

     INTEREST ELECTION

     A U.S. Holder may elect, in the taxable year in which the U.S. Holder acquires a Security, to treat all interest on any Security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. Holder makes this election for a Security with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described above, and the electing U.S. Holder will be required to amortize bond premium or include market discount in income currently for all of its other debt instruments with market discount or amortizable bond premium acquired during such tax year and in any subsequent tax year. The election, once made, may not be revoked without the consent of the Internal Revenue Service. U.S. Holders should consult with their own tax advisers before making this election.

     SALE OR EXCHANGE OF SECURITIES

     Except to the extent that gain or loss is attributable to accrued but unpaid interest or accrued market discount, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or complete retirement of a Security equal to the difference between the amount realized and the U.S. Holder's adjusted basis in the Security. The gain or loss generally will be long-term if the Security has been held for more than one year, although the 20% preferential capital gains rate applicable for non-corporate holders only applies if the Securities have been held for more than 18 months. The adjusted basis of a Security generally will equal its initial cost increased by any original issue discount, market discount or acquisition discount with respect to the Security previously included in the U.S. Holder's gross income and reduced by the payments previously received on the Security, other than payments of qualified stated interest, and by any amortized premium.

     The tax consequences of the partial redemption of a Security will depend upon the price at which the U.S. Holder purchased the Security. A U.S. Holder that purchased a Security at a de minimis market discount or purchased a Security for more than its revised issue price, but less than its principal amount, will recognize capital gain equal to the difference between the principal prepayment and the U.S. Holder's adjusted basis in the prepaid portion of the Security. If a U.S. Holder purchased a Security at a market discount, (i) the principal prepayment will be included in ordinary income to the extent of the accrued market discount (and it is possible that amounts allocable to unaccrued market discount will be recognized as capital gain) and (ii) any principal prepayment exceeding the revised issue price allocable to the prepaid portion of the Security will be capital gain. If a U.S. Holder purchased a Security for more than its stated principal amount and has not elected to amortize bond premium, the U.S. Holder will recognize a capital loss equal to any amount by which the U.S. Holder's adjusted basis in the prepaid portion of the Security exceeds the amount of the principal prepayment. If the U.S. Holder has elected to amortize bond premium, all or part of such excess might be deductible as amortizable bond premium rather than as capital loss. Any capital gain or loss will be long-term if the Security has been held for more than one year, although the 20% preferential capital gains rate applicable for non-corporate holders only applies if the Securities have been held for more than 18 months. It is possible that capital gain realized by holders of one or more classes of Securities could be considered gain realized upon the disposition of property that was part of a

"conversion transaction." A "conversion transaction" is any transaction in which substantially all of the expected return is attributable to the time value of the U.S. Holder's net investment, if (i) the U.S. Holder entered the contract to sell the Security substantially contemporaneously with acquiring the Security,
(ii) the Security is part of a straddle, (iii) the Security is marketed or sold as producing capital gains, or (iv) the transaction is specified in certain Treasury regulations. If the sale or other disposition of the Security is part of a conversion transaction, all or any portion of the gain realized upon the sale or other disposition of the Securities would be treated as ordinary income instead of capital gain.

FOREIGN CURRENCY SECURITIES

     The tax treatment of Securities the interest or principal on which may be determined by reference to one or more foreign currencies will depend on the application of special rules to the particular terms of the Securities. The tax considerations relevant to such Securities will be described in an applicable Prospectus Supplement, and each prospective purchaser should consult its tax adviser about such matters.

CONTINGENT PAYMENT SECURITIES

     The OID Regulations contain special rules for determining the timing and amount of OID to be accrued in respect of Securities providing for one or more contingent payments ("Contingent Payment Securities"). For this purpose, a Security is not a Contingent Payment Security if it (i) is a Variable Rate Security, (ii) provides for alternate payment schedules upon the occurrence of contingencies if certain other requirements are met or (iii) is a foreign currency debt instrument. Under the OID Regulations, U.S. Holders generally would be required to take contingent interest payments on Contingent Payment Securities into income on a yield to maturity basis in accordance with a schedule of projected payments provided by the Company to U.S. Holders and would make annual adjustments to income to account for the difference between actual payments received and projected payment amounts accrued. Additional disclosure will be provided for in a Prospectus Supplement in connection with any offering of Contingent Payment Securities. Prospective purchasers should consult their own tax advisers regarding the OID Regulations in connection with ownership of a Security that provides for contingent payments.

NON-U.S. HOLDERS

     Interest received by a Non-U.S. Holder is exempt from U.S. federal income tax unless the holder actually or constructively owns at least 10% of the total combined voting power of the Company's stock or the holder is for U.S. income tax purposes a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, "contingent interest" paid to a Non-U.S. Holder will be subject to a 30% tax (unless an applicable tax treaty eliminates or reduces the rate of the tax and the Non-U.S. Holder complies with the requirements for obtaining that reduction or elimination of the tax). For this purpose, contingent interest is an amount of interest determined by reference to
(i) receipts, sales, or other cash flows of the Company or a related person,
(ii) income or profits of the Company or a related person, (iii) any change in the value of any property of the Company or a related person, or (iv) any dividend, partnership distribution, or similar payment made by the Company or a related person. To qualify for that exemption, a Non-U.S. Holder must provide a statement signed under penalties of perjury certifying that the holder is not a U.S. person for U.S. tax purposes and providing the holder's name and address. In addition, the Treasury Department has recently issued regulations regarding the withholding and information reporting rules. In general, the new regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. However, the regulations would require in the case of Securities held by a foreign partnership that the certification requirement described above be provided by the partners rather than by the foreign partnership unless the partnership meets certain requirements and is authorized as a "withholding foreign partnership" by the IRS. A look-through rule would apply in the case of tiered partnerships. The regulations also generally require a Non-U.S. Holder to provide a taxpayer identification number in order to claim a reduced rate of withholding pursuant to a treaty. The regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. In particular, valid withholding certificates that are held on December 31, 1998, generally remain valid until the earlier of December 31, 1999, or the due date of the expiration of the certificate under rules currently in effect. Further, certificates dated prior to January 1, 1998, that were valid as of January 1, 1998, remain valid until the end of 1998. Gain from the sale or other disposition of a Security by a Non-U.S. Holder is not subject to U.S. federal income tax unless the Non-U.S. Holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

     Securities held by a Non-U.S. Holder will not be subject to the U.S. federal estate tax unless the holder actually or constructively owns at least 10% of the total combined voting power of the Company's stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A 31% backup withholding of federal income tax and certain information reporting requirements may apply to certain payments made on the Securities and to the proceeds from the disposition of a Security if the holder is not a corporation, a financial institution or otherwise entitled to an exemption. U.S. Holders that provide a correct taxpayer identification number and Non-U.S. Holders that provide the statement described above to establish an exemption from withholding tax generally are exempt from backup withholding. Amounts withheld under the backup withholding rules can be claimed as a refund or taken as a credit against the holder's U.S. federal income tax liability on a properly filed annual income tax return.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities and/or Warrants being offered hereby
(i) directly to purchasers, (ii) through agents or (iii) through underwriters or a group of underwriters which may include Lehman Brothers Inc. and/or Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     Offers to purchase Offered Securities and/or Warrants may be solicited directly by the Company or by agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, (the "Act").

     If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Supplement, which will be used by the underwriters to make resales of the Offered Securities and/or Warrants in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Act.

     The agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from the Company or any profit on the resale of Offered Securities and/or Warrants by them may be deemed to be underwriting discounts and commissions under the Act. Any such person who may be deemed to be an underwriter and any such compensation received from the Company will be described in the Prospectus Supplement.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Offered Securities and/or Warrants from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Offered Securities and/or Warrants sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Offered Securities and/or Warrants covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the

Prospectus Supplement will be granted to agents and underwriters soliciting purchases of Offered Securities pursuant to Contract accepted by the Company. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     The place and time of delivery for the Offered Securities and Warrants in respect of which this Prospectus is delivered are set forth in the Supplement.

     Each underwriter, dealer and agent participating in the distribution of any Offered Securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, Offered Securities in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the Offered Securities. See "Limitations on Issuance of Bearer Securities".

     The Offered Securities may not be offered or sold directly or indirectly in Great Britain other than to persons whose ordinary business it is to buy or sell shares or debentures (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), and this Prospectus and any Prospectus Supplement or any other offering material relating to the Offered Securities may not be distributed in or from Great Britain other than to persons whose business involves the acquisition and disposal, or the holding, of securities whether as principal or as agent.

     All Offered Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business.

     In connection with the offering made hereby, the Agents may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Securities than they are required to purchase from the Company. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering may be reclaimed by the Agents if such Securities are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

     The validity of the Securities offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York, and for the agents or underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

                                    EXPERTS

     The audited financial statements included in the Company's Annual Report on Form 10-K for the year ended May 31, 1997 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

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  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN AS CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND,
IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO AND
THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE
ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.

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                               TABLE OF CONTENTS

                                         PAGE
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
Prospectus Supplement
Description of the Medium-Term Notes...   S-2
Plan of Distribution...................  S-15

Prospectus
Available Information..................     2
Documents Incorporated by Reference....     2
The Company............................     3
Use of Proceeds........................     4
Description of Securities..............     4
Description of Warrants................    11
Limitations on Issuance of Bearer
  Securities...........................    12
United States Taxation.................    12
Plan of Distribution...................    18
Legal Opinions.........................    19
Experts................................    19

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

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                                  [CFC LOGO]

                              U.S. $1,514,926,000

                            NATIONAL RURAL UTILITIES
                              COOPERATIVE FINANCE
                                  CORPORATION
                          MEDIUM-TERM NOTES, SERIES C
                 ---------------------------------------------

                             PROSPECTUS SUPPLEMENT
                                 JUNE 16, 1998

                 ---------------------------------------------
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
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